Exhibit 99.1

NOW Inc. Announces Plan to Adopt New Corporate Legal Name ‘DNOW Inc.’

HOUSTON, TX, January 9, 2024 – NOW Inc. (the “Company”) (NYSE: DNOW) announced today plans to change its corporate legal name to ‘DNOW Inc.’, effective January 19, 2024. The Company’s ticker symbol, “DNOW”, will remain unchanged.

“The decision to harmonize our name and brand is underpinned by our commitment to elevate and distinguish DNOW as a solutions-based products and services provider. We are widely recognized as DNOW and the change of the Company’s corporate legal name is a natural step in unifying our identity in the marketplace,” stated David Cherechinsky, President and CEO of DNOW.

About DNOW

DNOW is a worldwide supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of over 160 years. Headquartered in Houston, Texas, with approximately 2,475 employees and a network of locations worldwide, we offer a broad set of supply chain solutions combined with a suite of digital solutions branded as DigitalNOW® that provide customers world-class technology for digital commerce, data and information management. Our locations provide products and solutions to exploration and production companies, midstream transmission and storage companies, refineries, chemical companies, utilities, mining, municipal water, manufacturers, engineering and construction companies as well as companies operating in the decarbonization, energy transition and renewables end markets.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Contact:

Mark Johnson

Senior Vice President and Chief Financial Officer

(281) 823-4754